Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Logan Bonacorsi
Investor Relations

314/994-2766

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Announces Successful Repricing
and Amendment to Credit Agreement

ST. LOUIS, April 3, 2018 — Arch Coal, Inc. (NYSE: ARCH) announced today that it has successfully completed an amendment to its credit agreement to further reduce the interest rate on its senior secured term loan facility. The new interest rate for the approximately $300 million term loan facility is LIBOR plus 275 basis points — reflecting a 50 basis point reduction from its previous level and representing one of the lowest rates in the coal industry. The LIBOR floor remains at 1.0 percent. There is no change to the maturities as a result of this repricing amendment. The reduction in the interest rate is expected to generate incremental annual cash interest savings of $1.5 million.

“We are extremely pleased to complete another successful repricing of our senior secured term loan,” said John T. Drexler, Arch’s Chief Financial Officer. “Through our refinancing and repricing efforts, since October 5, 2016, we have reduced the interest rate on our term loan by a total of 625 basis points and have lowered our interest expense by approximately $22 million on an annualized basis. We sincerely thank our lenders for their continued confidence and support.”

Credit Suisse acted as sole lead arranger on the transaction.

U.S.-based Arch Coal, Inc. is a top coal producer for the global steel and power generation industries. Arch operates a streamlined portfolio of large-scale, low-cost mining complexes that produce high-quality metallurgical coals in Appalachia and low-emitting thermal coals in the Powder River Basin and other strategic supply regions. For more information, visit www.archcoal.com.

Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

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